Exhibit 99.2

Where Food Comes From, Inc.

2024 First Quarter Conference Call

Call date: Thursday May 2, 2024

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2024 first quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

This morning, we released our first quarter financial results and were pleased to report that the renewed momentum we generated in the fourth quarter has carried into 2024. Once again, our core verification services revenue more than offset lower product sales resulting from persistent headwinds in our beef business due to cyclical cattle trends, lingering drought effects and smaller herd sizes. As we’ve said before, these headwinds are likely to persist to some extent throughout 2024, but we’re hopeful to see improvement starting early next year.

The solid growth in verification services, coupled with careful management of our cost structure, also led to improved profitability year over year. Our ability to continue delivering profitable growth – in spite of ongoing challenges in our beef business – reflects the strength and advantages of our unique business model. We are far and away the most diversified provider of food claims certifications in the United States. We provide thousands of producer customers with best-in-class solutions to differentiate and add value to their products. These customers range from small family farms and ranches to large, multi-national CPGs. In turn, they respond to increasing consumer demand for products that are certified to any number of standards ranging from non-GMO, organic and gluten free to a growing number of sustainable-related certifications.

Drilling down on our numbers for the quarter:

●	Verification and certification services grew 17% to $4.4 million from $3.8 million.

●	Product revenue, reflecting smaller herd sizes and fewer source and age verifications, was down 25% to $0.7 million from $1.0 million.

●	Gross profit increased 9% to $2.3 million from $2.1 million year over year.

●	Selling, general and administrative expense increased only slightly to $2.1 million from $2.0 million, with the increase partially reflecting marketing spend.

●	Operating income was 68% higher at $261,000 vs. $155,000.

●	Net income in the first quarter was up 47% to $178,000, or $0.03 per diluted share, from $121,000, or $0.02 per diluted share, in the same quarter last year.

●	You may have noticed that we did not receive a Progressive Beef dividend in the third quarter. This was strictly a timing issue as the $50,000 dividend was booked in early April. Progressive Beef’s business – and our relationship with Progressive Beef – remains solid.

●	Adjusted EBITDA in the first quarter increased 8% to $432,000 from $399,000.

●	Cash provided by operations in the first quarter increased 48% to $0.7 million from $0.5 million.

The Company bought back 116,072 shares of its common stock during the first quarter at a cost of $1.5 million. That brings to nearly $11.0 million dollars the total value we’ve returned to our stockholders over the past 13 quarters when factoring in buybacks and the special dividend.

In addition to our commitment to value creation for stockholders and other stakeholders, we remain focused on our business priorities of delivering affordable, effective solutions to our customers through innovative and strategic investments in technology and complementary businesses.

We believe this multi-pronged approach will continue to drive our industry leadership now and into the future.

To date, we have closed more than a dozen small acquisitions, all of which are contributing to our success and to the widening moat around our business. The most recent example is our Q4 acquisition of the Upcycled Certified® Program from the Upcycled Food Association. I know we mentioned this on our last call, but we recently updated investors with news that Upcycling is among the fastest growing certifications for us and the certification industry at large.

Upcycled Certified provides consumers a tangible solution to shop sustainably and avoid food waste. Today, there are roughly 100 companies with 531 products certified to the standard, a 110% increase over 484 products just a few months ago. The top three certification categories are snack foods, pet foods and beverages.

Products like these are responsible for diverting an average of 390,000 tons of food waste annually in 14 countries since the Program’s launch in 2021. We view Upcycled Certified is one of the most exciting and promising sustainability trends we’ve seen in a long time, and we think it can become a meaningful component and diversifier of our revenue mix over time. There are compelling reasons – both financial and environmental – that support our optimism that upcycling is in the early stages of a longer-term growth trend. If you haven’t done so already, go back and look at our April 22 press release on Upcycled Certified and check out some statistics that support that thesis.

In closing, I want to reiterate that we believe ours is a resilient, durable, and sustainable business model – one that would be very difficult to replicate – and one that is in the early innings of a long-term growth trend. We are consistently strengthening our market position with new revenue streams through organic and acquisitive growth initiatives in order to meet the evolving needs of our customers. So, we are very excited about the future of our business, and, as always, we appreciate our stockholders, customers and other stakeholders for their loyalty and support.

And, with that, I’ll thank you again for joining the call today and open the call to questions. Operator…

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.